Exhibit 99.3

CallWave Announces Financial Results for Fiscal 2009 Third Quarter

SAN FRANCISCO, Calif., May 5, 2009, — CallWave, Inc. (NASDAQ: CALL), a leading global provider of mobile and Web-based unified communications solutions, today reported financial results for the fiscal 2009 third quarter ended March 31, 2009.

Fiscal 2009 Third Quarter and Recent Highlights

•	Announced the $12 million sale of the subscriber base and related intellectual property associated with its legacy virtual fax technology to j2 Global Communications.

•

Reported revenue of $2.9 million and net income of $8.8 million (including proceeds from the aforementioned sale of assets to j2 Global Communications), or $0.41 per share. Non-GAAP net loss was $(2.2) million, or $(0.10) per share.[1]

•	Reported $35.2 million in cash and cash equivalents and no outstanding debt.

•	Today announced a tender offer to acquire Callwave’s outstanding common stock for $1.15 per share as part of a transaction designed to take the Company private.

“During the quarter, we took important actions to further focus our strategy and resources in preparing for the global launch of FUZE, our desktop-to-mobile collaboration and conferencing services. The decision to take the Company private, the sale of assets from our legacy business and our ongoing initiatives to right-size our cost structure are all significant steps in this strategic shift,” said Jeff Cavins, Chief Executive Officer of CallWave.

Third Quarter Results

CallWave uses non-GAAP measures internally to evaluate the Company’s ongoing performance. Accordingly, CallWave sees these measures as useful to investors in enhancing an understanding of its operating performance. Fiscal 2009 third quarter non-GAAP measures exclude $694,000 in stock-based compensation and amortization of intangible assets. Also excluded in fiscal 2009 third quarter non-GAAP results was $11.7 million of gain associated with the sale of the fax subscriber base and related intellectual property. Complete reconciliation tables of GAAP to non-GAAP financial measures are included in this press release.

Total revenue for the third quarter of fiscal 2009 was $2.9 million, compared with $4.0 million in the second quarter of fiscal 2009, and $5.2 million for the third quarter of fiscal 2008. The decrease for the third quarter of fiscal 2009 reflects the continuing migration of the Company’s legacy Internet Answering Machine subscriber base and the sale of the virtual fax subscriber base on February 23, 2009.

Gross margin for the third quarter of fiscal 2009 was 41%, compared with 54% for the second quarter of fiscal 2009 and 67% for the third quarter of fiscal 2008. The decline in gross margin resulted primarily from an ongoing decline in the Company’s legacy business, and fixed costs related to the amortization of acquisitions and patent license portfolios and costs associated with maintaining our Competitive Local Exchange Carrier (CLEC) Liberty Telecom. In the third quarter of fiscal 2008 we had an excise tax refund of $345,000. Without the refund our margins in the year ago period would have been 60%.

On a non-GAAP basis, gross margin for the third quarter of fiscal 2009 was 59%. This compares with a non-GAAP gross margin of 67% for the second quarter of fiscal 2009 and a non-GAAP gross margin of 62% for the third quarter of fiscal 2008. The decline in gross margin resulted primarily from an ongoing decline in the Company’s legacy business, and fixed costs related to the amortization of acquisitions and patent license portfolios and costs associated with maintaining our Competitive Local Exchange Carrier (CLEC) Liberty Telecom.

Operating expenses totaled $4.2 million for the third quarter of fiscal 2009 and included $170,000 in stock-based compensation. This compares with operating expenses of $4.5 million in the second quarter of fiscal 2009, which included of $189,000 in stock-based compensation, and operating expenses of $5.3 million for the third quarter of fiscal 2008, which included $72,000 in stock-based compensation and $1 million in restructuring charges.

On a non-GAAP basis, operating expenses for the fiscal 2009 third quarter were $4.1 million, compared with non-GAAP operating expenses of $4.3 million for the fiscal 2009 second quarter and $4.2 million for the third quarter of fiscal 2009.

Net income for the third quarter of fiscal 2009 was $8.8 million, or $0.41 per share, which includes the proceeds of the sale of assets to j2 Global Communications. This compares with a net loss of $(4.7) million, or $(0.22) per share, for the second quarter of fiscal 2009, and a net loss of $(1.2) million, or $(0.06) per share for the third quarter of fiscal 2008.

On a non-GAAP basis, net loss was $(2.2) million, or $(0.10) per share, for the third quarter of fiscal 2009. This compares with a non-GAAP net loss of $(1.4) million, or $(0.07) per share, for the second quarter of fiscal 2009 and a net loss of $(461,000) , or $(0.02) per share for the third quarter of fiscal 2008.

[1]	All non-GAAP measures exclude stock-based compensation, amortization of intangible assets, restructuring charges, impairment charges and one time gain on sales of assets. Further information on non-GAAP measures are included in a detailed discussion of management’s use of non-GAAP measures and reconciliation tables herein.

Balance Sheet Summary

As of March 31, 2009, the Company’s cash, cash equivalents, marketable securities and auction rate securities totaled $36.8 million, compared with $46.1 million as of June 30, 2008. As of March 31, 2009, CallWave’s total assets were $54.4 million, working capital was $35.4 million and total shareholders’ equity was $50.7 million.

Conference Call Details

Because of the Schedule 13E-3 Tender Offer filed today announcing the company’s offer to purchase shares at $1.15 and its intent to take the company private, a conference to review the current quarter’s results will not be held.

Non-GAAP Financial Measures

CallWave reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP); however, CallWave believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Many of CallWave’s investors have requested that the Company disclose non-GAAP information because it is useful in understanding CallWave’s performance as it excludes non-cash and restructuring charges that many investors believe may obscure CallWave’s true operating costs. Likewise, CallWave management uses non-GAAP measures to manage and assess the profitability of CallWave’s business and does not consider stock-based compensation expense, amortization of intangible assets, restructuring charges or impairment charges in managing operations. Specifically, management does not consider these expenses when developing and monitoring budgets and spending. The economic substance behind CallWave’s decision to exclude stock-based compensation and amortization of intangible assets relates to these charges being non-cash in nature. CallWave excludes restructuring, impairment charges and the gain on the sale of the fax customer base, as they are one-time events. Accordingly, CallWave uses calculations of non-GAAP operating loss, net loss, net loss per share and gross margin, which exclude amortization of intangible assets, stock-based compensation, restructuring and impairment charges, and the gain on the sale of the fax customer base, to evaluate the Company’s ongoing operations and to allocate resources within the organization.

As a result, CallWave’s management believes it is useful, for itself and investors, to review both GAAP information that includes such charges and non-GAAP financial measures that exclude these charges and that it enables such parties to have a better understanding of the overall performance of our ongoing business operations in the periods presented.

Whenever CallWave uses a non-GAAP financial measure it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Important Additional Information for Stockholders

On May 5, 2009, CallWave announced that it is offering to purchase shares of its common stock for $1.15 per share in a tender offer scheduled to commence on May 5, 2009. The tender offer, which has not yet commenced, will be made for all of the outstanding CallWave common stock. In addition, further actions to go private, such as a reverse stock split followed by a forward stock split, requires the approval of a majority of CallWave’s stockholders. The solicitation of proxies from CallWave stockholders has not yet commenced. This communication is for informational purposes only and is not an offer to purchase CallWave common stock or a solicitation of proxies, and this communication shall not constitute an offer to buy or exchange securities for any purpose or a solicitation of proxies from holders of CallWave common stock. Any such offer, or solicitation of an offer, to purchase CallWave common stock shall be separately communicated in a tender offer statement and any such solicitation of proxies from holders of CallWave common stock shall be separately communicated in a proxy statement, in each case filed with the SEC and distributed to stockholders in accordance with applicable regulations of the SEC governing offers, and solicitations of offers, to buy or exchange securities and the solicitation of consents and proxies.

The tender offer statement, and any future proxy statement, if any, will contain important information about the CallWave tender offer. Security holders should read carefully the tender offer statement and proxy statement, if any, to be filed by CallWave with the SEC before they make any decision with respect to the tender offer or voting their shares because those documents will contain important information, including the terms and conditions of the tender offer. The tender offer statement and potential proxy statement and all other documents filed with the SEC in connection with the tender offer will be available, as and when filed, free of charge at the SEC’s web site at www.sec.gov. In addition, the tender offer statement and all other documents filed with the SEC in connection with the tender offer will be made available to investors free of charge by contacting BNY Mellon Shareowner Services, the information agent for the tender offer, at (800) 777-3674.

The tender offer is not being made nor will any tender of CallWave common stock be accepted from or on behalf of holders in any jurisdiction in which the making of the offer or the acceptance of any tender would not be made in compliance with laws of such jurisdiction.

About CallWave, Inc.

CallWave is a global provider of unified communication applications which allow today’s professional to communicate, collaborate and conference from anywhere in the world via computer over any web connection or with any leading 3G smartphone or Wi-Fi enabled device. CallWave’s FUZE is a mobile and web-based collaboration service that enables secure, real-time collaboration and presence. FUZE offers unique features including high-definition, synchronized video and image sharing.

Founded in 1998, CallWave is publicly traded on the NASDAQ under the symbol “CALL,” with headquarters located in San Francisco, California. Please visit: www.callwave.com.

This press release may contain certain statements of a forward-looking nature. Such statements are made pursuant to the “forward-looking statements” and “safe harbor” provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements.

-Financial Tables to Follow-

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2009	2008	2009	2008
Revenue	$2,936	$5,153	$11,309	$15,381
Cost of sales	1,720	1,699	5,356	5,438

Gross profit	1,216	3,454	5,953	9,943
Operating expenses (1):
Sales and marketing	1,231	1,293	4,037	4,811
Research and development	1,194	1,017	4,158	4,068
General and administrative	1,806	1,930	5,073	5,877
Restructuring charges	—	1,043	787	2,138

Total operating expenses	4,231	5,283	14,055	16,894

Operating loss	(3,015)	(1,829)	(8,102)	(6,951)
Impairment loss on marketable securities	—	—	(2,500)	—
Gain on sale of fax customer base	11,744	—	11,744	—
Interest income	128	590	583	1,980

Income (loss) before income taxes	8,857	(1,239)	1,725	(4,971)
Income tax expense	73	—	73	—

Net income (loss)	$8,784	$(1,239)	$1,652	$(4,971)

Net income (loss) per share:
Basic	$0.41	$(0.06)	$0.08	$(0.24)

Diluted	$0.41	$(0.06)	$0.08	$(0.24)
Weighted average common shares outstanding:
Basic	21,176	21,026	21,176	20,962
Diluted	21,188	21,026	21,258	20,962

(1) Includes stock-based compensation as follows:
Sales and marketing	$36	$(74)	$99	$129
Research and development	12	(43)	86	130
General and administrative	122	109	365	317
Restructuring charges	—	80	9	370

CALLWAVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of March 31, 2009	As of June 30, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,294	$29,839
Restricted cash	1,350	—
Marketable securities, available for sale, at fair value	13,949	8,768
Accounts receivable; net of allowance for doubtful accounts of $209 and $285, respectively	822	1,774
Other current assets	1,644	581

Total current assets	39,059	40,962

Property and equipment, net	2,245	2,355
Intangible assets, net	11,426	5,652
Auction rate securities, available for sale, at fair value	1,526	7,492
Other assets	118	129

Total assets	$54,374	$56,590

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$874	$710
Accrued payroll	1,042	583
Deferred revenue	400	600
Other current liabilities	1,343	1,754
Short term debt	—	1,000

Total current liabilities	3,659	4,647

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, no par value; 100,000 shares authorized at March 31, 2009 and June 30, 2008; 21,176 shares issued and outstanding at March 31, 2009 and June 30, 2008.	75,503	74,948
Other accumulated comprehensive loss	(5,972)	(2,537)
Accumulated deficit	(18,816)	(20,468)

Total stockholders’ equity	50,715	51,943

Total liabilities and stockholders’ equity	$54,374	$56,590

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$1,652	$(4,971)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,024	815
Stock based compensation	559	946
Bad debt expense	336	531
Realized loss on sale of marketable securities	—	14
Impairment loss on marketable securities	2,500	—
Loss on disposal of fixed assets	290	29
Gain on sale of fax customer base	(11,744)	—

Changes in operating assets and liabilities:
Accounts receivable, net of bad debt expense	616	(100)
Other assets	(108)	(431)
Accounts payable	164	(88)
Accrued payroll and other liabilities	(19)	643
Deferred revenue	(200)	(107)
Income taxes payable	67	7

Net cash used in operating activities	(3,863)	(2,712)

Cash flows from investing activities:
Purchases of intangible assets	(7,225)	(275)
Funding of purchase escrow	(1,800)	—
Release of escrow funds	450	—
Purchases of marketable securities	(9,962)	(18,012)
Proceeds from sale of fax customer base	10,800	—
Sales of marketable securities	4,762	28,224
Purchases of property and equipment	(757)	(881)

Net cash (used in) provided by investing activities	(3,732)	9,056

Cash flows from financing activities:
Repayment of short term debt	(1,000)	—
Proceeds from exercises of stock options	—	301

Net cash (used in) provided by financing activities	(1,000)	301

Effect of exchange rate changes on cash and cash equivalents	50	—

Net increase (decrease) in cash and cash equivalents	(8,545)	6,645
Cash and cash equivalents at beginning of the period	29,839	20,299

Cash and cash equivalents at end of the period	$21,294	$26,944

Supplemental schedule of non-cash transactions:
Proceeds from sale of fax customer base funded into escrow	$1,200	$—

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Reconciliation of GAAP to Non-GAAP Financial Measures

Three Months Ended March 31, 2009

(In thousands, except per share amounts, Unaudited)

	GAAP Results	Stock Comp/ Amortization/ Impairment	Restructuring Charges	Non-GAAP Results
Revenues	$2,936	$—	$—	$2,936

Cost of Sales	1,720	524	—	1,196

Gross Profit	1,216	524		1,740

Operating Expenses:
Sales and Marketing	1,231	36	—	1,195
Research and Development	1,194	12	—	1,182
General and Administrative	1,806	122	—	1,684

Total operating expenses	4,231	170	—	4,061

Operating loss	(3,015)	694	—	(2,321)
Gain on sale of fax customer base	11,744	(11,744)	—	—
Interest Income, net	128	—	—	128

Income (loss) before income taxes	8,857	(11,050)	—	(2,193)

Income tax provision	73	(73)	—	—

Net income (loss)	$8,784	$(10,977)	$—	$(2,193)

Net income (loss) per share:
Basic	$0.41			$(0.10)
Diluted	$0.41			$(0.10)
Weighted-average common shares outstanding:

Basic	21,176			21,176

Diluted	21,188			21,176

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Reconciliation of GAAP to Non-GAAP Financial Measures

Three Months Ended December 31, 2008

(In thousands, except per share amounts, Unaudited)

	GAAP Results	Stock Comp/ Amortization/ Impairment	Restructuring Charges	Non-GAAP Results
Revenues	$4,031	$—	$—	$4,031

Cost of Sales	1,858	525	—	1,333

Gross Profit	2,173	525		2,698

Operating Expenses:
Sales and Marketing	1,551	24	—	1,527
Research and Development	1,331	41	—	1,290
General and Administrative	1,622	124	—	1,498

Total operating expenses	4,504	189	—	4,315

Operating income loss	(2,331)	714	—	(1,617)
Impairment loss on marketable securities	(2,500)	2,500	—	—
Interest Income, net	175	—	—	175

Income before income taxes	(4,656)	3,214	—	(1,442)

Income tax provision	—	—	—	—

Net loss	$(4,656)	$3,214	$—	$(1,442)

Net loss per share:
Basic and diluted	$(0.22)			$(0.07)

Weighted-average common shares outstanding:

Basic and diluted	21,176			21,176

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Reconciliation of GAAP to Non-GAAP Financial Measures

Three Months Ended March 31, 2008

(In thousands, except per share amounts, Unaudited)

	GAAP Results	Stock Comp/ Amortization/ Impairment	Restructuring Charges	Non-GAAP Results
Revenues	$5,153	$—	$—	$5,153

Cost of Sales	1,699	(257)	—	1,956

Gross Profit	3,454	(257)	—	3,197

Operating Expenses:
Sales and Marketing	1,293	(74)	—	1,367
Research and Development	1,017	(43)	—	1,060
General and Administrative	1,930	109	—	1,821

Restructuring Charges	1,043	80	963	—

Total operating expenses	5,283	72	963	4,248

Operating loss	(1,829)	(185)	963	(1,051)

Interest Income, net	590	—	—	590

Loss before income taxes	(1,239)	(185)	963	(461)

Income tax provision	—	—	—	—

Net loss	$(1,239)	$(185)	$963	$(461)

Net loss per share:
Basic	$(0.06)			$(0.02)
Diluted	$(0.06)			$(0.02)

Weighted-average common shares outstanding:

Basic	21,026			21,026

Diluted	21,026			21,026